UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2021

PRESTIGE CONSUMER HEALTHCARE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591

(Address of Principal Executive Offices) (Zip Code)

(914) 524-6800

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PBH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 27, 2021, Medtech Products Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Prestige Consumer Healthcare Inc. (the “Company”), entered into a definitive agreement (the “Purchase Agreement”) with Akorn Operating Company LLC, a Delaware limited liability company (“Akorn”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Purchaser will acquire a portfolio of over-the-counter consumer brands from Akorn for $230 million in cash (the “Transaction”).

The Company expects the Transaction to close in the second quarter of Fiscal 2021, subject to customary closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976.

Summary of the Terms of the Purchase Agreement

Upon the terms and subject to the conditions of the Purchase Agreement, Purchaser has agreed to purchase from Akorn and its applicable affiliates all of Akorn’s and its applicable affiliates’ right, title and interest in and to all of the assets, properties and rights thereof that are primarily related to the business referred to as “Akorn Consumer Health” involving the research, development and sale of certain products specified in the Purchase Agreement (the “Purchased Assets”) and to assume certain liabilities related to the Purchased Assets, for a purchase price of $230 million in cash, subject to certain closing adjustments specified in the Purchase Agreement.

The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, the absence of any law, regulation, order, or injunction prohibiting the Transaction and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Each party’s obligation to consummate the Transaction is subject to certain other customary conditions, including the accuracy of the representations and warranties of the other party (generally subject to a material adverse effect standard) and compliance by the other party with its obligations under the Purchase Agreement (generally subject to a materiality standard).

The Purchase Agreement contains customary representations, warranties, and covenants, as well as indemnification provisions that are subject to specified limitations, including recourse to a representation and warranty insurance.

The Purchase Agreement also contains certain customary termination rights for each of Purchaser and Akorn. The Purchase Agreement may be terminated by either Purchaser or Akorn if the closing of the Transaction has not occurred prior to October 31, 2021, subject to certain exceptions specified in the Purchase Agreement. The Purchase Agreement may also be terminated by either Purchaser or Akorn if the other party is in breach of the Purchase Agreement such that it has not met its closing conditions, and has not or is not able to cure such breach.

The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Company expects to file a copy of the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

The Purchase Agreement contains various representations and warranties made by the parties solely for purposes of the Purchase Agreement and as of specific dates set forth therein, which were the product of negotiations, and may be subject to important qualifications and limitations included in confidential disclosure schedules of the Purchase Agreement. Certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the parties that may be different from those applicable to the Company’s stockholders. Additionally, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, such representations and warranties in the Purchase Agreement may not constitute the actual state of facts about Akorn, the Company, or Purchaser. Stockholders of the Company are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Akorn (or any of its subsidiaries), the Company, or Purchaser or any of their respective subsidiaries or affiliates.

Item 7.01 Regulation FD Disclosure.

On May 27, 2021, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 and the exhibit attached hereto is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description

99.1	Press Release dated May 27, 2021 announcing the Company's agreement to expand eye care offering with acquisition of TheraTears

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 27, 2021	PRESTIGE CONSUMER HEALTHCARE INC.

		By:	/s/ Christine Sacco
Name: Christine Sacco
Title: Chief Financial Officer